PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Owen J. Onsum                                                                            February 2, 2009
President  & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
        (707) 678-3041

First Northern Community Bancorp – 4th Quarter Earnings Report
Board Declares 4% Stock Dividend

Dixon, California - First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced financial results through the fourth quarter of 2008.  The Company reported a year-to-date net loss as of December 31, 2008 of $1.37 million, or ($0.15) per diluted share, compared to net income of $7.28 million, or $0.77 per diluted share earned in the same fiscal period last year.

Total assets at December 31, 2008 were $670.8 million, a decrease of $39.1 million, or 5.5% compared to year-end 2007.  Total deposits of $584.7 million decreased $38.0 million or 6.1% compared to December 31, 2007 figures.  During that same period, total net loans (including loans held-for-sale) increased $19.9 million, or 4.0%, to $519.2 million.

Net loss for the quarter ended December 31, 2008 was $1.54 million, or ($0.17) per diluted share, compared to net income of $1.19 million, or $0.13 per diluted share earned in the same fiscal period last year.

At their regular meeting on January 22, 2009, the Board of Directors of First Northern Community Bancorp declared a 4% stock dividend, payable March 31, 2009 to shareholders of record as of February 27, 2009. All income per share amounts have been adjusted to give retroactive effect to the stock dividend.  This dividend represents the 44th consecutive year the Company has paid a stock dividend.

Commenting on the fourth quarter of 2008, Owen “John” Onsum, President and CEO said, “This past quarter was very similar to the Company’s four preceding quarters.  With the close of each quarter we believed we had taken our lumps, however the economic contraction and shock to real estate values just kept getting worse.  Our focus has been to exercise discipline over those things within our control.  We worked diligently to resolve problem assets by proactively pursuing loan workouts at the earliest detection of credit weakness.  We also focused on driving down operating expenses, maintaining our highly respected interest margin, supporting our communities, and exceeding customer expectations.  We have seen a marked increase in the number of new accounts opening at First Northern Bank where people

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are seeking refuge in a community bank --- so they can be known by name, and not as a number.  While all indicators are pointing to a continued slow down in all major sectors of the
U.S. economy in 2009, we believe the Company is well capitalized with strong capital reserves and the earnings capacity to remain steady, disciplined and focused during these prolonged economic difficulties.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County.  First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has an SBA Loan Office and full service Trust Department in Sacramento.  First Northern Bank also offers 24/7 real estate mortgage loans and non-FDIC insured Investment and Brokerage Services at each branch location.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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